Investor Relations Contact:	Company Contact:
Crocker Coulson, President	Laby Wu, Chief Financial Officer, Director of
Investor Relations
CCG Investor Relations	Puda Coal, Inc.
+1-646-213-1915	+86-10-6439-2405
crocker.coulson@ccgir.com	labywu@gmail.com
www.pudacoalinc.com

Elaine Ketchmere, VP of Financial Writing
+1-310-954-1345
elaine.ketchmere@ccgir.com
www.ccgirasia.com

FOR IMMEDIATE RELEASE

Puda Coal Closes Jianhe Coal Mine Acquisition

TAIYUAN, SHANXI PROVINCE, China, December 7, 2009 – Puda Coal, Inc. (NYSE Amex: PUDA), a supplier of high grade metallurgical coking coal used to produce coke for steel manufacturing in China, today announced the closing of its 18% equity transfer agreement with Shanxi Jianhe Coal Industry Limited Company (“Jianhe Coal”).

In May 2009, the Company entered into an equity transfer agreement (“the Agreement”) to acquire 18% of Jianhe Coal. Pursuant to the Agreement, the stockholder owning the other 82% of Jianhe Coal guaranteed the Company first priority rights to purchase the remaining shares of Jianhe Coal within the 24-month period following execution of the Agreement. The Company will be paid proportionate semi-annual dividends based on its 18% ownership. Total dividends for Jianhe Coal will be no less than 80% of its annual net profit.

“Leveraging our status as a consolidator of eight coal mines in Pinglu County, we are applying to be a consolidator in the coal reserve area where Jianhe Coal is located,” commented Mr. Zhu Liping, Chairman and CEO of Puda Coal. “We are confident that our strategic transition upstream into the coal mining business will increase our profitability and maximize our shareholder value.”

About Puda Coal Inc.

Puda Coal, through its subsidiaries, supplies premium high grade metallurgical coking coal used to produce coke for steel manufacturing in China. The Company currently possesses 3.5 million metric tons of annual coking coal capacity. Shanxi Province provides 20 - 25% of China's coal output and supplies nearly 50% of China's coke. For more information, please visit www.pudacoalinc.com

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. For example, our plan to acquire and consolidate more coal mines is subject to, among other things, the risks and uncertainties relating to the market and geological condition, due diligence, negotiation for definitive agreements, etc. which are beyond our control, as well as our management’s ability and capacity to execute our coal mine acquisition strategy and manage the coal mine operations. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

###